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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 2, 2014
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Investigative Enforcement Proceedings Pending at the California Public Utilities Commission (“CPUC”) Against Pacific Gas and Electric Company (“Utility”)

On October 2, 2014, the Utility filed appeals with the CPUC of the presiding officer decisions issued by the assigned CPUC administrative law judges (“ALJs”) on September 2, 2014 in the investigative enforcement proceedings that have been pending against the Utility.  As previously disclosed, the ALJs issued three presiding officer decisions determining that the Utility committed a total of 3,708 violations of law, rules and regulations relating to its natural gas transmission operations.  The ALJs jointly issued a presiding officer decision (the “Penalty Decision”) that imposes a total penalty of $1.4 billion on the Utility.  If the Penalty Decision becomes final, the Utility estimates that its total unrecovered costs and fines related to natural gas transmission operations would be about $4.75 billion based on current forecasts, allocated as follows:
Description of Component:	Amounts (in millions)
Fine payable to the State General Fund	$950
Refund of PSEP (1) revenues previously authorized	400
Additional estimated unrecoverable costs (2)	50
Credit for shareholder-funded spending	-
Total penalty	$1,400
PSEP costs previously disallowed	635
Total penalty and PSEP cost disallowance	$2,035
Gas pipeline safety costs incurred or committed (3)	2,700
Less: Credit for PSEP costs previously disallowed / shareholder-funded spending	(635)
Total estimated shareholder impact before non-deductibility of fines	$4,100
Estimated impact of non-deductibility of fines for tax purposes (4)	650
Total estimated shareholder impact (pre-tax)	$4,750
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(1) Refer to PG&E Corporation’s and the Utility’s 2013 Annual Report on Form 10-K and Quarterly Report for the quarter ended June 30, 2014 for additional information regarding costs incurred under the Utility’s pipeline safety enhancement plan (“PSEP”).
(2) The Penalty Decision estimates that the Utility would incur at least $50 million to implement remedial measures. Actual costs could differ materially based on the scope and timing of work.  In addition, the Penalty Decision requires shareholders to reimburse interveners for legal and litigation expenses.
(3) Actual and forecast costs borne by shareholders for gas pipeline safety work, 2010 and beyond, including previously disallowed PSEP costs.  The forecast of costs included in this amount constitutes a forward-looking statement and actual results could differ materially based on the actual scope and timing of planned or required work.  See the section entitled “Cautionary Language Regarding Forward-Looking Statements” in PG&E Corporation’s and the Utility’s Quarterly Report for the quarter ended June 30, 2014.
(4) Estimated impact calculated based on the Utility’s statutory tax rate.

In its appeals, the Utility argues that the penalties imposed and the findings and conclusions on which they are based do not meet applicable legal standards, are based on the misapplication of California law and regulations, and are unconstitutional.  The Utility urges the CPUC to order the Utility to pay a significantly reduced penalty that is reasonable and proportionate in light of the nature of the violations and that takes into account the substantial unrecovered amounts the Utility has already spent and forecasts that it will spend on gas system safety.  The Utility requests that it be allowed 180 days to raise the funds it may be ordered to pay to the State General Fund rather than the 40 days specified in the Penalty Decision.  The Utility also argues that the entire penalty should take the form of cost disallowances rather than in the form of a payment to the State General Fund.

Other parties, including The Utility Reform Network (“TURN”), the CPUC’s Division of Ratepayer Advocates (“DRA”), and the City and County of San Francisco (“CCSF”), also filed appeals of the presiding officer decisions.  TURN, ORA, and CCSF jointly filed an appeal urging the CPUC to disallow the Utility’s recovery of remaining PSEP costs of $877 million and to require the Utility to pay $473 million to the State General Fund.  These parties also argue that the record in the investigative proceedings would support an even larger penalty than stated in the Penalty Decision.  The City of San Bruno appealed the rejection of its proposals for the appointment of an independent monitor to oversee the Utility’s natural gas operations and for the establishment of a pipeline safety trust.  Several Commissioners also filed requests for review.

Responses to the appeals are due on October 17, 2014 but the CPUC could act before considering any responses.

Order to Show Cause (“OSC”) Issued in the Utility’s 2015 Gas Transmission and Storage (“GT&S”) Rate Case

As previously disclosed, the Utility is required to appear at a CPUC hearing to be held on October 7, 2014 to show cause why the Utility should not be held in contempt and punished for the prohibited ex parte communications in the GT&S rate case that the Utility identified and reported to the CPUC on September 15, 2014.  (See the Current Report on Form 8-K filed by PG&E Corporation and the Utility on September 15, 2014.)  On October 2, 2014, the Utility filed its response to the OSC admitting the violations and stating that it recognizes the CPUC will impose a penalty for these violations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: October 2, 2014	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: October 2, 2014	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary